Exhibit 99.1
FOR IMMEDIATE RELEASE
ALSTYLE APPAREL & ACTIVEWEAR,
A WHOLLY OWNED SUBSIDIARY OF ENNIS, INC.
ANNOUNCES EXPANSION OF MANUFACTURING FACILITIES IN MEXICO
Midlothian, TX. — June 26, 2008, Alstyle Apparel & Activewear (“AAA”), a wholly owned subsidiary of Ennis, Inc. (NYSE: EBF) is pleased to announce that, subject to bank and board approval, a new manufacturing facility will be built in the town of Agua Prieta, in the state of Sonora, Mexico. Agua Prieta is a Mexican border town close to Douglas and Tucson, Arizona and was chosen after months of research because of solid employee base, abundant natural resources, favorable climate and trade corridor access to the North American Market.
Mr. Eduardo Bours Castelo, Governor of the State of Sonora, expressed his commitment and enthusiasm for this new investment in Sonora stating, “This new project in Agua Prieta will not only benefit the company but the entire community. This is a wonderful opportunity to continue the development and economic growth of Sonora, as well as a market driven decision for Ennis. Through the years Sonora has been a profitable investment for them and this new project confirms it.”
Mr. Antonio Cuadras, Major of the City of Agua Prieta, concurring with Governor Bours in expressing how important this new project is for his community stated, “The State Government and the City of Agua Prieta have been working for more than a year with Ennis Group exploring the possibilities of their investment in our city. We have continuously negotiated with them and now we are both ready to partner. It is a very important time for Agua Prieta, thousands of families will benefit from this expansion project.”
Mr. Keith Walters, Chairman, CEO and President of Ennis, Inc. commented, “I am delighted that this project will begin in the near future. It is the culmination of many months work by the management of our company and the officials of the State of Sonora Mexico and the City of Aqua Preita. I especially want to express appreciation to Governor Eduardo Bours Castelo, Mayor Antonio Cuadras, Secretary of the Economy - Francisco Diaz Brown Olea and the City of Aqua Preita for their commitment for this expansion project. I am looking forward to our continuing relationship, as our Company expands its manufacturing facilities.”

The new facility will be leased from a local developer and will be supplied with a combination of newly purchased equipment and existing equipment. Total capital expenditures are estimated to be between $35 million and $40 million, with funding to be provided by internal cash flow and, as required, existing credit facilities. The new facility will be approximately 700,000 square feet in size and will be vertically integrated, including: knitting, dying, cutting, sewing and distribution. The facility will eventually have the capacity to produce in excess of 2,000,000 lbs of fabric per week. Total employment is expected to reach 2,500 people at full capacity. It is anticipated that the facility will open in the summer of 2009 and be operational by the fall of 2009. This expansion is expected to help Alstyle Apparel & Activewear facilitate future growth and remain cost competitive in the global active-wear market.
About Ennis and Alstyle Apparel & Activewear
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment (Alstyle Apparel & Activewear) , headquartered in Anaheim, CA, is primarily engaged in the manufacturing and distribution of activewear apparel including t-shirts, fleece, polo shirts, outerwear, and headwear. In addition to the California headquarters and manufacturing facility, Alstyle has production facilities in Ensenada and Hermosillo, Mexico. Product distribution centers include Anaheim, Los Angeles, Chicago, Philadelphia, Atlanta, Dallas, and Mississauga, Canada.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith S. Walters, Chairman, Chief Executive Officer and President
Mr. Michael D. Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Mr. David T. Scarborough, Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com